KINETICS PORTFOLIOS TRUST
SECOND AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of this 16th day of  ~~May~~ June, 2006, to the Fund Administration Servicing Agreement, dated as of January 1, 2002, as amended December 15, 2005, is entered into by and between Kinetics Portfolios Trust, a Delaware business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the Trust and USBFS have entered into a Fund Administration Servicing Agreement dated as of January 1, 2002, as previously amended (the “Agreement”); and

WHEREAS, the Trust and USBFS desire to amend the Agreement; and

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by the Trust and USBFS;

NOW, THEREFORE, the Trust and USBFS agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS PORTFOLIOS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Peter B. Doyle	By: /s/ Michael R. McVoy
Name: Peter B. Doyle	Name: Michael R. McVoy
Title: President	Title: Senior Vice President

Exhibit A to the Fund Administration Agreement – Kinetics Portfolio Trust
Administration Services - Annual Fee Schedule
Master Portfolios

Separate Series of Kinetics Portfolios Trust

Name of Series
The Internet Portfolio
The Medical Portfolio
The Internet Emerging Growth Portfolio
The Paradigm Portfolio
The Small Cap Opportunities Portfolio
The Kinetics Government Money Market Portfolio
The Market Opportunities Portfolio

The Internet Portfolio, The Medical Portfolio, The Internet Emerging Growth Portfolio, The Paradigm Portfolio, The Small Cap Opportunities Portfolio, The Kinetics Government Money Market Portfolio, and The Market Opportunities Portfolio shall incur the following fee schedule effective May 1, 2006:

Annual fee per portfolio based on complex of Master Portfolios average net assets:
__ basis points on the first $__________
__ basis points on the balance.

Minimum Annual Fee:           $_____________  Note: Minimum is based on the combined fees for both the Master Portfolios and the Feeder Funds which includes out-of-pocket technology charge of $_____________ per quarter.

Plus out-of-pocket expense reimbursements, including but not limited to:
Postage
Programming
Stationery
Proxies
Retention of records
Special reports
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of trustees meetings
Auditing and legal expenses
All other out-of-pocket expenses

Fees are billed monthly